EXHIBIT DD
GENERAL RELEASE
     This General Release (“General Release”) is being executed and delivered on May 27, 2008 to be effective as of December 31, 2007, by and among AmerAlia, Inc., a Utah corporation (“AmerAlia”), Natural Soda Holdings, Inc., a Colorado corporation (“NSHI”), Natural Soda, Inc., a Colorado corporation (“NSI”), Robert van Mourik (“van Mourik”), and Bill H. Gunn (“Gunn”)(AmerAlia, NSHI, NSI, van Mourik and Gunn are referred to herein as the “AmerAlia Parties”) and is for the benefit of Sentient Global Resources Fund I, LP (“Fund I”), Sentient Global Resource Trust No. I (“Trust I”), Sentient USA Resources Fund, L.P. (“Sentient LP ”), Sentient USA Resources Fund II, L.P. (“Sentient II LP”) (Sentient LP, Trust I, Fund I, and Sentient II LP are referred to herein as the “Sentient Parties”).
Recitals
     WHEREAS, Sentient LP’s predecessors in interest (Fund I and Trust I) purchased several million dollars worth of secured debentures from NSHI, the payment of which was guaranteed by NSI;
     WHEREAS, Sentient LP has converted some of the secured debentures into 53.5% of the capital stock of NSI;
     WHEREAS, Sentient II LP has acquired from the Jacqueline Badgers Mars Trust, shares of AmerAlia and several unsecured promissory notes or debentures issued by AmerAlia and/or NSHI;
     WHEREAS, Sentient LP and Sentient II LP have had discussions with AmerAlia, NSHI and NSI concerning a restructuring of all the secured and unsecured debt owed by AmerAlia and NSHI and the equity of NSI owned by Sentient LP and Sentient II LP, but the inability of AmerAlia to complete the audits of its books for the prior two fiscal year and to make filings required by the United States Securities and Exchange Commission have prevented those discussions from proceeding;
     WHEREAS, AmerAlia and NSI have asked Sentient LP to provide NSI with additional funds so that it can increase its working capital and Sentient LP is willing to purchase the Secured Series A 10% Debentures Due September 30, 2005 together with interest thereon owned by NSI, pursuant to the terms of a Debenture Purchase Agreement (the “Purchase Agreement”);
     WHEREAS, Sentient LP does not want to close the Purchase Agreement and then find out that one or more of the AmerAlia parties has claims he or it believes can be asserted against Sentient LP or any of its affiliates and has agreed to close the Purchase Agreement only if this General Release is executed and delivered;
     WHEREAS, van Mourik and Gunn have a substantial financial interest in having AmerAlia survive as each claims he is owed substantial amounts by AmerAlia, each owns stock of AmerAlia, and each claims to have options to acquire additional shares of stock of AmerAlia and each will indirectly benefit from the closing of the Purchase Agreement;
     WHEREAS, the AmerAlia Parties intend to waive and release all claims they or any of them has against the Sentient Parties and the AmerAlia Parties; and
     WHEREAS, notwithstanding the provisions of the preceding Recital, the parties to this General Release do not intend to release any of the Retained Rights (defined below).
General Release — Purchase Agreement

Agreement
     In consideration of the recitals, the covenants contained herein and in the Purchase Agreement, and for other valuable consideration (the receipt and sufficiency of which are hereby acknowledged by the parties), the parties hereby covenant and agree as follows:
     1. Releases; Retained Rights.
          (a) Except for the Retained Rights, the AmerAlia Parties for themselves and each person under AmerAlia Parties’ direct or indirect control, hereby generally, irrevocably, unconditionally and completely release and forever discharge each of the Sentient Parties and each of their Associated Parties (specifically including, but not limited to, Peter Cassidy, Mark Jackson, Sentient Resources USA, Inc., and Sentient Asset Management USA, Inc.) from, and the AmerAlia Parties hereby irrevocably, unconditionally and completely waives and relinquishes, each of the Released Claims.
          (b) Except for the Retained Rights, van Mourik and Gunn for themselves and each person under the each of their direct or indirect control, hereby generally, irrevocably, unconditionally and completely release and forever discharge each of AmerAlia, NSHI and NSI and each of their Associated Parties from, and van Mourik and Gunn hereby irrevocably, unconditionally and completely waives and relinquishes, each of the Released Claims.
          (c) AmerAlia, NSHI, NSI, van Mourik and Gunn each generally, irrevocably, unconditionally and completely release, waive, and relinquish any and all rights of contribution, exoneration or any other similar right or claim to cause AmerAlia, NSHI, or NSI to pay or reimburse any amounts owed by AmerAlia, NSHI, NSI, van Mourik or Gunn to any of the Sentient Parties or any of their Associated Parties as a result of this Release.
          (d) Nothing in this General Release, including the releases set forth in Sections 1(a), 1(b) and 1(c) above, is intended to or shall be construed as a release, acquittal, discharge, covenant not to sue or indemnity of any and all claims related to or arising from the Retained Rights.
     2. Definitions.
          (a) The term “Associated Parties” when used herein shall mean and include: (i) the named party’s predecessors, successors, executors, administrators, heirs and estate; (ii) the named party’s past, present and future assigns, shareholders, direct and indirect parents, subsidiaries and affiliates, and all of their officers, directors, attorneys or legal representatives, agents and representatives; (iii) each entity that the named party has the power to bind (by the named party’s acts or signature) or over which the named party directly or indirectly exercises control; and (iv) each entity of which the named party owns, directly or indirectly, at least 50% of the outstanding equity, beneficial, proprietary, ownership or voting interests.
          (b) The term “Claims” shall mean and include all past, present and future disputes, claims, controversies, demands, rights, rights to appeal, liens, allegations, obligations, liabilities, actions and causes of action of every kind and nature (whether in law or equity), including: (i) any unknown, unsuspected or undisclosed claim; (ii) any claim or right that may be asserted or exercised by a Releasor in Releasor’s capacity as a stockholder, director, officer or employee or in any other capacity; and (iii) any claim, counterclaim, right or cause of action based upon any breach of any express, implied, oral or written contract or agreement.
          (c) The term “Releasee” means each party named in Section 1 as being generally, irrevocably, unconditionally and completely released and forever discharged.
Release

          (d) The term “Released Claims” shall mean and include each and every Claim that (i) Releasor or any person under the direct or indirect control of the Releasor may have had in the past, may now have or may have in the future against any of the Releasees or any Associated Party of the Releasee, and (ii) has arisen or arises directly or indirectly out of, or relates directly or indirectly to, any circumstance, agreement, activity, action, omission, event or matter occurring or existing on or prior to the date of this General Release. Notwithstanding the breadth of the definition of Claims and Released Claims, the parties do not intend to include any of the Retained Rights as part of the Released Claims.
          (e) The term “Releasor” means each party named in Section 1 as generally, irrevocably, unconditionally and completely releasing and forever discharging one or more Releasees.
          (f) The term “Retained Rights” shall mean and include: (i) any rights or obligations arising under this General Release, (ii) any rights or obligations arising under the Purchase Agreement, (iii) rights under the Collateral Holding and Liquidation Agreement, (iv) rights under the Securityholders Agreement (v) rights of indemnification under AmerAlia’s, NSHI’s and NSI’s charter documents and (vi) rights under the stock options and written obligations reflected on the financial statements of AmerAlia, NSHI and NSI which have been delivered to the Sentient Parties prior to the execution and delivery of this Release (e.g., rights as holders of debentures, notes, stock options and accrued but unpaid compensation). The parties have agreed that if Sentient or any of its affiliates pursues any claim against one or more of the AmerAlia Parties then this release shall not be enforceable against the person against which the claim is filed; excluding any claim to protect, foreclose, acquire possession of, or otherwise realize the benefits of any collateral for any obligations owed to any Sentient Party or its predecessor in interest and any party for whom a Sentient Party acts as a collateral or disbursing agent.
     3. Representations and Warranties. Each Releasor represents and warrants that:
          (a) No promise, representation, inducement, or agreement that is not expressed in this General Release has been made to any of the Releasors; none of the Releasors is relying on any promise, representation, inducement, or agreement in entering into this General Release except as expressly set forth in this General Release; and each of the Releasors has consulted with counsel of its own choosing prior to entering into this General Release and knowingly and freely enters this General Release without duress;
          (b) Releasor has not assigned, transferred, conveyed or otherwise disposed of any of its Released Claims against any of the Releasees, or any direct or indirect interest in any such Released Claims, in whole or in part;
          (c) to the best of the Releasor’s knowledge, no other person or entity has any interest in any of its Released Claims;
          (d) no person under the direct or indirect control of Releasor has or had any Claim against any of its Releasees or their Associated Parties;
          (e) no person under the direct or indirect control of Releasor will in the future have any Claim against its Releasees or their Associated Parties that arises directly or indirectly from or relates directly or indirectly to any circumstance, agreement, activity, action, omission, event or matter occurring or existing on or before the date of this General Release;
          (f) this General Release has been duly and validly executed and delivered by Releasor;
Release

          (g) this General Release is a valid and binding obligation of the Releasor and persons under its direct or indirect control, and is enforceable against Releasor and each person under the Releasor’s control in accordance with its terms;
          (h) there is no action, suit, proceeding, dispute, litigation, claim, complaint or investigation by or before any court, tribunal, governmental body, governmental agency or arbitrator pending or, to the best of the knowledge of Releasor, threatened against Releasor or any person under Releasor’s direct or indirect control that challenges or would challenge the execution and delivery of this General Release or the taking of any of the actions required to be taken by Releasor under this General Release;
          (i) neither the execution and delivery of this General Release nor the performance hereof will (i) result in any violation or breach of any agreement or other instrument to which Releasor or any person under Releasor’s direct or indirect control is a party or by which Releasor or any person under Releasor’s direct or indirect control is bound, or (ii) result in a violation or any law, rule, regulation, treaty, ruling, directive, order, arbitration award, judgment or decree to which Releasor or any person under Releasor’s direct or indirect control is subject; and
          (j) the persons executing this General Release on behalf of the Releasors have full and complete authority to do so, and to make and give the promises, releases and covenants set forth in this General Release and no authorization, instruction, consent or approval of any person or entity is required to be obtained by Releasor or any person under Releasor’s direct or indirect control in connection with the execution and delivery of this General Release or the performance hereof.
     4. Indemnification. Without in any way limiting any of the rights or remedies otherwise available to any Releasee, each Releasor, severally, shall indemnify and hold harmless each Releasee against and from any loss, damage, injury, harm, detriment, lost opportunity, liability, exposure, claim, demand, settlement, judgment, award, fine, penalty, tax, fee, charge or expense (including attorneys’ fees) that is directly or indirectly suffered or incurred at any time by such Releasee, or to which such Releasee otherwise becomes subject at any time, and that arises directly or indirectly out of or by virtue of, or relates directly or indirectly to, (a) any failure on the part of Releasor to observe, perform or abide by, or any other breach of, any restriction, covenant, obligation, representation, warranty or other provision contained herein, or (b) the assertion or purported assertion of any of the Released Claims by Releasor or any of Releasor’s Associated Parties.
     5. Miscellaneous.
          (a) This General Release sets forth the entire understanding of the parties relating to the subject matter hereof and supersedes all prior agreements and understandings among or between the Releasor and any of the Releasees relating to the subject matter hereof. No modification of this General Release shall be binding, unless evidenced in writing and signed by an authorized representative of the person against which such modification is being asserted. No breach of any provision of this General Release can be waived except in writing. Waiver of any one breach shall not be deemed to be a waiver of any other breach of the same or any other provisions hereof.
          (b) If any provision of this General Release or any part of any such provision is held under any circumstances to be invalid or unenforceable in any jurisdiction, then (i) such provision or part thereof shall, with respect to such circumstances and in such jurisdiction, be deemed amended to conform to applicable laws so as to be valid and enforceable to the fullest possible extent, (ii) the invalidity or unenforceability of such provision or part thereof under
Release

such circumstances and in such jurisdiction shall not affect the validity or enforceability of such provision or part thereof under any other circumstances or in any other jurisdiction, and (iii) such invalidity or enforceability of such provision or part thereof shall not affect the validity or enforceability of the remainder of such provision or the validity or enforceability of any other provision of this General Release. Each provision of this General Release is separable from every other provision of this General Release, and each part of each provision of this General Release is separable from every other part of such provision.
          (c) This General Release shall be construed in accordance with, and governed in all respects by, the laws of the State of Colorado (without giving effect to principles of conflicts of laws).
          (d) Any dispute, controversy, or claim arising under this General Release, including alleged breaches hereof and defaults hereunder, shall be resolved by arbitration in accordance with the comprehensive arbitration rules and procedures of JAMS then in effect. Arbitration proceedings shall be held in Denver, Colorado, or some other mutually acceptable location, and arbitration awards may be enforced in any court of competent jurisdiction. Arbitration shall be conducted by a single arbitrator selected by the parties who shall be qualified by training and experience to pass upon the matter of the dispute and shall not have to power to add to, ignore or modify any term or condition of this Agreement. In the event the parties are unable to agree upon a single arbitrator within a thirty (30) day period, the arbitrator shall be selected by JAMS. The arbitration decision shall not go beyond what is necessary for the interpretation and application of this Agreement and shall be in writing and shall set forth findings of fact and conclusions of law, as appropriate, supported by a reasoned opinion. The cost of such arbitration shall be borne as determined by the arbitrator; provided however, each party shall bear the costs of preparing and presenting its own case.
          (e) This General Release may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.
          (f) Releasor shall execute and/or cause to be delivered to each Releasee such instruments and other documents, and shall take such other actions, as such Releasee may reasonably request for the purpose of carrying out or evidencing any of the actions contemplated by this General Release.
          (g) If any legal action or other legal proceeding relating to this General Release or the enforcement of any provision hereof is brought by Releasor or any Releasee, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements to the extent actually incurred (in addition to any other relief to which the prevailing party may be entitled).
          (h) This General Release shall inure to the benefit of the Releasees and their Associated Parties, their successors, representatives, agents, officers, directors, employees and assigns and shall be effective with respect to, and binding upon and enforceable against the Releasors and their Associated Parties.
          (i) Whenever required by the context, the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; and the neuter gender shall include the masculine and feminine genders.
Release

          (j) Any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this General Release.
          (k) As used in this General Release, the words “include” and “including” and variations thereof, shall not be deemed to be terms of limitation, and shall be deemed to be followed by the words “without limitation.”
[SIGNATURE PAGE FOLLOWS]
Release

     In Witness Whereof, the parties have caused this General Release to be executed as of the date first above written.

	AMERALIA, INC	NATURAL SODA HOLDINGS, INC.

By:	/s/ Bill H. Gunn	By:	/s/ Bill H. Gunn
Name:	Bill H. Gunn	Name:	Bill H. Gunn
Title:	President	Title:	President

	NATURAL SODA, INC.	SENTIENT USA RESOURCES FUND II, L.P.

		By:	Sentient Executive MLP 1,
Limited, General Partner

By:	/s/ Bill H. Gunn	By:	/s/ Peter J. Cassidy

Name:	Bill H. Gunn	Name:	Peter J. Cassidy
Title:	President	Title:	Director

SENTIENT USA RESOURCES FUND, L.P.

By:	Sentient Executive MLP 1,
Limited, General Partner

By:	/s/ Peter J. Cassidy

Name:	Peter J. Cassidy
Title:	Director

	/s/ Robert van Mourik		/s/ Bill H. Gunn

	Robert van Mourik,		Bill H. Gunn, individually
individually
Release